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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Feinstein               Michael                    A.
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   (Last)               (First)                 (Middle)

801 Spruce Street
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                                    (Street)

Philadelphia,             PA                    19107
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


12/15/99
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Nocopi Technologies, Inc. NUUP
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                         acting Chief Executive Officer
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person


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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock                          1,000,500                   D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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


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
Explanation of Responses:




/s/ Thomas F. Hurley                                           04/28/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      As Agent for Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                        SIGNING AND FILING AUTHORIZATION

     The undersigned, a director of Nocopi Technologies, Inc. (the "Company") do hereby designate and authorize Thomas F. Hurley, Esquire, counsel to the Company, on my behalf and as my agent, to sign and to file with the United States Securities and Exchange Commission all statements and reports that I may be required to file in respect of securities of the Company pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and to deliver copies of the same to the Company and to any exchange on which securities of the Company may be traded.

     The authority herein granted shall continue until the earlier to occur of
(i) February 15, 2001, or (ii) the date on which I may revoke such authority in a filing made with the Securities and Exchange Commission.



Dated: April 28, 2000                     /s/ Michael A. Feinstein
       ---------                          -----------------------------------


                                          Printed Name: Michael A. Feinstein
                                                        ---------------------